SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 17, 2008
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

120 Genesis Boulevard, Bridgeport, WV  26330
Address of Principal Executive Offices

304-842-3597
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 2.02.                      Results of Operations and Financial Condition

On Thursday, March 17, 2008, the Company reported fourth quarter net income of $8.2 million or $0.55 per diluted share and for the year ended December 31, 2007, the Company’s net income was $33.2 million or $2.24 per diluted share. The comparable numbers for 2006 were fourth quarter net income of $8.0 million or $0.54 per diluted share and for the year 2006, the Company reported net income of $237.8 million or $15.11 per diluted share.  The 2006 results included profits from the $328 million gain on sale of lease rights in the Piceance Basin.  Adjusted cash flow from operations (a non-GAAP measure defined as cash flow from operations before changes in assets and liabilities, see pages 2 and 8 of our press release, filed as an exhibit to this report, for more information) increased to $27.4 million in the fourth quarter of 2007 from $(3.3) million in 2006.  Adjusted cash flow from operations was $95.6 million for the year ended 2007, compared to $29.8 million for the year ended in 2006.

Year-end 2007 reflects record oil and gas production and sales revenue.  Total production for 2007 was 28.0 Bcfe compared to 16.9 Bcfe for 2006, a 65.0% increase.  Each of the Company’s three operating areas contributed to the Company’s growth. Oil and natural gas sales from the Company's producing properties for 2007 were up 52.1% to $175.2 million compared to $115.2 million for the prior year, an increase of $60.0 million.

The Company also announced that it has filed a Form 12b-25 with the Securities and Exchange Commission requesting an automatic 15 day filing extension for the 2007 Form 10-K.  The Company is currently awaiting an SEC reply to its response to an SEC question relating to its Form 10-K for the year ended December 31, 2006.  The issue is whether the Company’s partnership drilling activities should be reported on a gross or net basis, and would have no impact on the results reported here.

The Press Release is attached herein as Exhibit 99.1

EXHIBIT INDEX

Item 9.01.  Financial Statements and Exhibits.

(c)            Exhibits.

99.1           PRESS RELEASE DATED MARCH 17, 2008:
Petroleum Development Corporation Announces 2007 Results;
 Increases Reserves 112%, Production 65%
Extends 2007 Form 10-K Due Date

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	March 18, 2008

By:	/s/ Richard W. McCullough
Richard W. McCullough
President and Chief Financial Officer